Exhibit 99.1

STRYKER OPERATING RESULTS FOR
QUARTER ENDED MARCH 31, 2005

First Quarter Highlights

·	Net sales increased 16.2% (14.6% constant currency) to $1,203 million
·	Net earnings increased 27.4% to $173 million
·	Diluted net earnings per share were $.42, an increase of 27.3%
·	Orthopaedic Implant sales increased 12.8% (10.9% constant currency)
·	MedSurg sales increased 23.8% (22.5% constant currency)

Kalamazoo, Michigan -- April 19, 2005 -- Stryker Corporation (NYSE:SYK) reported today that net sales were $1,202.5 million for the first quarter of 2005, representing a 16.2% increase over net sales of $1,035.1 million in the first quarter of 2004.  Excluding the impact of foreign currency, net sales increased 14.6% for the first quarter.

Net earnings for the first quarter of 2005 were $173.1 million, representing a 27.4% increase over net earnings of $135.9 million in the first quarter of 2004.  Diluted net earnings per share for the quarter increased 27.3% to $.42 compared to $.33 in the first quarter of 2004.

Sales Analysis

Domestic sales of $774.7 million increased 17.8% in the first quarter as a result of strong shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales of $427.8 million increased 13.4% in the first quarter as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $16.5 million in the quarter.  Excluding the impact of foreign currency, international sales increased 9.0% in the quarter.

Worldwide sales of Orthopaedic Implants of $714.4 million increased 12.8% in the first quarter based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spine and micro implant systems, osteogenic protein-1 and bone cement.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 10.9% in the quarter.

Worldwide sales of MedSurg Equipment of $423.0 million increased 23.8% in the first quarter based on higher shipments of powered surgical instruments, endoscopic products, patient handling and emergency medical equipment and surgical navigation systems.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 22.5% in the quarter.

Physical Therapy Services revenues of $65.1 million increased 7.8% in the first quarter as a result of added revenue from new physical therapy centers.

Income Tax Rate

The Company's effective income tax rate for the first quarter of 2005 was reduced to 29.5% as compared to a 30.0% effective income tax rate for the first quarter of 2004 and an effective annual income tax rate of 35.0% for the year ended December 31, 2004.   The effective income tax rate for the year ended December 31, 2004 reflected the non-deductibility for income tax purposes of substantially all of the $120 million upfront payment made in the third quarter of 2004 to acquire SpineCore, Inc.  The income tax rate reduction in the first quarter of 2005 compared to the first quarter of 2004 results primarily from increased manufacturing in lower tax jurisdictions.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 800/443-6049.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:30 p.m., Eastern Time, today until 7:30 p.m. on Thursday, April 21, 2005.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21236054.

Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker offers the most broadly-based range of orthopaedic products and has a significant presence in other medical specialties.  The Company's products include joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2005
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2005	2004	% Change

Net sales	$1,202.5	$1,035.1	16.2
Cost of sales	429.1	368.2	16.5
GROSS PROFIT	773.4	666.9	16.0
% of Sales	64.3	64.4
Research, development and
engineering expenses	60.6	49.6	22.2
Selling, general and
administrative expenses	450.2	411.3	9.5
Intangibles amortization	16.4	12.8	28.1
	527.2	473.7	11.3

OPERATING INCOME	246.2	193.2	27.4
% of Sales	20.5	18.7

Other expense (income):	0.6	(0.9)	--
EARNINGS BEFORE INCOME TAXES	245.6	194.1	26.5
Income taxes	72.5	58.2	24.6
NET EARNINGS	$173.1	$135.9	27.4
	=====	=====
Net Earnings Per Share
Basic	$0.43	$0.34	26.5
Diluted	$0.42	$0.33	27.3
Average Shares Outstanding
Basic	402.8	399.8
Diluted	411.3	409.1

CONDENSED SALES ANALYSIS
Domestic	$774.7	$657.9	17.8
International	427.8	377.2	13.4
NET SALES	$1,202.5	$1,035.1	16.2
	=====	=====
Orthopaedic Implants	$714.4	$633.1	12.8
MedSurg Equipment	423.0	341.6	23.8
Physical Therapy Services	65.1	60.4	7.8
NET SALES	$1,202.5	$1,035.1	16.2
	=====	=====

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS	2005	2004

ASSETS
Cash and cash equivalents	$244.7	$349.4
Accounts receivable (net)	766.2	751.1
Inventories	557.1	552.5
Other current assets	513.8	489.6
TOTAL CURRENT ASSETS	2,081.8	2,142.6

Property, Plant and Equipment (net)	709.8	700.5
Goodwill and Other Intangibles (net)	987.6	963.2
Other Assets	289.0	277.5
TOTAL ASSETS	$4,068.2	$4,083.8
	=====	=====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$950.4	$1,113.5
Long-Term Debt	0.7	0.7
Other Liabilities	221.2	217.6
Stockholders' Equity	2,895.9	2,752.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,068.2	$4,083.8
	=====	=====

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2005
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2005	2004

OPERATING ACTIVITIES
Net earnings	$173.1	$135.9
Depreciation	27.1	25.7
Amortization	46.8	35.3
Proceeds from accounts receivable securitization	--	5.0
Changes in working capital and other	(215.0)	(144.0)
NET CASH PROVIDED BY OPERATING ACTIVITIES	32.0	57.9

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(50.1)	(9.8)
Purchases of property, plant and equipment	(45.3)	(31.1)
Proceeds from sales of property, plant and equipment	0.2	7.8
NET CASH USED IN INVESTING ACTIVITIES	(95.2)	(33.1)

FINANCING ACTIVITIES
Repayments on borrowings, net	--	(9.9)
Dividends paid	(36.2)	(28.0)
Other	(4.1)	6.0
NET CASH USED IN FINANCING ACTIVITIES	(40.3)	(31.9)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	(9.9)
CHANGE IN CASH AND CASH EQUIVALENTS	$(104.7)	$(17.0)
	=====	=====

Contact information:
Dean H. Bergy, Vice President and Chief Financial Officer  269/385-2600